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                                                                    EXHIBIT 12.1


                        WORLDCOM, INC. AND SUBSIDIARIES
          COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES
                                 (IN MILLIONS)




                                                                                                     For the Six Months
                                                   Year Ended December 31,                             Ended June 30,
                                  -----------------------------------------------------------        -------------------
                                   1995        1996         1997          1998          1999          2000          1999
                                  ------     --------      ------        -------       ------        ------       ------
Earnings:
Pretax income (loss) from
 continuing operations             $376      $(2,272)      $  578        $(1,590)      $7,164        $4,619        $2,794
Fixed charges, net of
 capitalized interest               285          315          500            774        1,098           537           600
                                 ------      -------       ------        -------       ------        ------        ------
   Earnings                        $661      $(1,957)      $1,078        $  (816)      $8,262        $5,156        $3,394
                                 ======      =======       ======        =======       ======        ======        ======
Fixed Charges:
Interest cost                      $270      $   308       $  538        $   928       $1,287        $  675        $  608
Amortization of financing
 costs                                4            4            2             12           18            10             8
Interest factor of rent
 expense                             16           19           47             78          132            84            80
                                 ------      -------       ------        -------       ------        ------        ------
   Fixed charges                   $290      $   331       $  587        $ 1,018       $1,437        $  769        $  696
                                 ======      =======       ======        =======       ======        ======        ======
Deficiency of earnings to
 fixed charges                     $  -      $(2,288)      $    -        $(1,834)      $    -        $    -        $    -
                                 ======      =======       ======        =======       ======        ======        ======
Ratio of earnings to fixed
 charges (1)                     2.28:1            -       1.84:1              -       5.75:1        6.70:1        4.88:1
                                 ======      =======       ======        =======       ======        ======        ======
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(1)  For the purpose of computing the ratio of earnings to fixed charges, earnings consist of pretax income (loss) from continuing operations, excluding minority interests in gains/losses of consolidated subsidiaries, and fixed charges consist of pretax interest, including capitalized interest, on all indebtedness, amortization of debt discount and expense, and that portion of rental expense which WorldCom believes to be representative of interest.